Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subj: Baldwin & Lyons, Inc.	February 4, 2010
Unaudited Fourth Quarter / Annual Report	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RECORD UNDERWRITING INCOME FOR 2009

Indianapolis, Indiana, February 4, 2010—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced net income for the quarter of $10.9 million or $.74 per share.  This compares to a net loss of $.14 per share for the year earlier period.  Operating income, defined as net income before investment gains and losses, was $8.2 million for the quarter, or $.56 per share, as compared to $.52 per share for the fourth quarter of 2008.  Investment gains, which include the quarterly change in value for limited partnership investments owned by the Company, were aided by the continuing recovery of global equity markets during the quarter, adding $.18 per share to this quarter’s net income.  Investment losses of $.66 per share were recorded in the fourth quarter of 2008.

For the full year, net income of $44.8 million or $3.04 per share compares to a net loss of $7.7 million or $.51 per share, in the 2008 period.  Operating income for the current year increased to $1.68 per share from $1.55 per share in 2008.  Income from investments, principally changes in value of limited partnership investments, improved from a loss of $2.06 per share in the 2008 period to a gain of $1.36 per share this year.

Premiums written by the Company’s insurance subsidiaries for the current quarter increased 27% when compared to the year earlier period and have increased 13% for the full year.  The quarterly increase includes the impact of new products as well as higher premium volume from traditional products, including fleet transportation and private passenger automobile.  The increased year-to-date premium volume is similarly concentrated in new products and private passenger automobile.

Net premium earned increased 9% to $51.0 million for the fourth quarter of 2009.  For the twelve months, earned premium remained relatively flat at $181.3 million.  The changes in net premium earned, compared to premium written, reflect both the time lag between premium written and earned as well as the increased utilization of reinsurance on certain products.

The company’s quarterly consolidated combined ratio was 89.1%, producing an underwriting gain of $5.6 million, compared to last year’s underwriting gain of $4.3 million on a consolidated combined ratio of 90.8%.  For the year, the consolidated combined ratio was 90.6%, producing record underwriting profits of $17.1 million, compared to last year’s combined ratio of 94.4% and underwriting profits of $10.3 million.  The current year combined ratio reflects favorable underwriting results in all major product groups with particularly positive results from the Company’s property reinsurance business due to a lack of major catastrophic events during 2009.

Investment income decreased 7% for the current year fourth quarter, a reduction equal to $.02 per share.  For the year, investment income was down 18% or $.18 a share.  The 2009 periods reflect dramatically lower available interest rates, particularly for short-term investments.

Shareholders’ equity increased $8.6 million in the fourth quarter, including a $1.1 million increase in unrealized gains as the financial markets continued to recover.  Book value increased $0.58 per share (2.3%) for the quarter as a result of the higher earnings and changes in unrealized gains.  Shareholders’ equity has increased $42.9 million with book value at December 31, 2009 equaling $25.31 per share, an increase of $2.99 per share (13.4%) for the year.  Including paid dividends of $1.00 per share, total shareholders' return was 17.9% for the year.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, February 4, 2010 at 11:00 AM ET (New York time) to discuss results for the fourth quarter ended December 31, 2009.

To participate via teleconference, investors may dial 1-888-504-7960 (U.S./Canada) or 1-719-325-2109 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through February 11, 2010 by calling 1-888-203-1112 or 1-719-457-0820 and referencing passcode 7541902.

Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until February 3, 2011.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Operating revenue	$56,710	$52,911	$201,833	$204,679
Net investment gains (losses)	4,113	(15,249)	30,816	(47,749)

Total revenue	$60,823	$37,662	$232,649	$156,930

Operating income	$8,223	$7,770	$24,771	$23,324
Net investment gains (losses),
net of federal income taxes	2,673	(9,912)	20,031	(31,037)

Net income (loss)	$10,896	$(2,142)	$44,802	$(7,713)

Per share data - diluted:
Average number of shares	14,741	14,880	14,753	15,080

Operating income	$.56	$.52	$1.68	$1.55
Net investment gains (losses)	.18	(.66)	1.36	(2.06)

Net income (loss)	$.74	$(.14)	$3.04	$(.51)

Dividends paid to shareholders	$.25	$.25	$1.00	$1.00

Annualized return on average
shareholders' equity:
Operating income	9.8%	9.8%	7.6%	7.1%

Net income	12.9%	-2.7%	13.7%	-2.4%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	89.1%	90.8%	90.6%	94.4%
Including fee income	87.4%	89.7%	89.0%	93.0%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.